EXHIBIT 99.5
Board of Directors
PFSweb, Inc.
500 North Central Expressway
Plano, TX 75074

Re:	Joint Proxy Statement/ Prospectus, dated December 1, 2005, on Form S-4 filed by PFSweb, Inc.
Members of the Board:
      We hereby consent to the inclusion of our opinion, dated November 23, 2005, to the Board of Directors of PFSweb, Inc. as Annex C to, and reference thereto and to our firm under the captions “Summary — Opinion of Wells Fargo Securities, LLC,” “The Merger — Background of the Merger,” “The Merger — PFSweb’s Reasons for the Merger,” and “The Merger — Opinion of Wells Fargo Securities, LLC” in, the Joint Proxy Statement/ Prospectus relating to the proposed merger involving PFSweb, Inc. and eCOST.com, Inc., which forms a part of the Registration Statement on Form S-4 of PFSweb, Inc.
      In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We have not evaluated or reviewed the requirements of Form S-4 or Regulation S-K to determine whether this inclusion fulfills such requirements, or to determine whether such references fail to include any information required by Form S-4, which determination is the sole responsibility of PFSweb, Inc. and its counsel.

Very truly yours,

WELLS FARGO SECURITIES, LLC

/s/ Wells Fargo Securities, LLC

New York, New York
December 1, 2005